November 9, 2011

Principal National Life Insurance Company
711 High Street
Des Moines, IA 50392

RE:     Participation Agreement-Rule 12b-1 Compensation

This pertains to the Participation Agreement dated as of January 5, 2007, among PRINCIPAL VARIABLE CONTRACTS FUNDS, INC., PRINCIPAL FUNDS DISTRIBUTOR, INC. ("PFDI"), PRINCIPAL MANAGEMENT CORPORATION, PRINCIPAL LIFE INSURANCE COMPANY ("PLIC"), and PRINCIPAL NATIONAL LIFE INSURANCE COMPANY ("PNL") as amended (the "Agreement").

By letter dated December 30, 2009, Princor Financial Services Corporation ("Princor") agreed to pay to PLIC each month an amount equal to the 12b-1 fees that Princor received from PFDI pursuant to the Agreement.

PNL has been added as a party to the Agreement, effective November 1, 2011. Accordingly, Princor hereby agrees: (1) to pay to PNL each month an amount equal to the 12b-1 fees attributable to PNL that Princor received from PFDI pursuant to the Agreement, and (2) to pay to PLIC each month an amount equal to the 12b-1 fees attributable to PLIC that Princor received from PFDI pursuant to the Agreement.

PRINCOR FINANCIAL SERVICES CORPORATION

By: /s/Mike Beer
Name: Mike Beer
Title: President